Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACTS Charles D. Christy EVP & Chief Financial Officer (810) 237-4200 Charlie.Christy@cbcf-net.com	Kristine D. Brenner Director of Investor Relations (810) 257-2506 kbrenner@republicbancorp.com

     CITIZENS REPUBLIC BANCORP
ANNOUNCES FOURTH QUARTER 2006 RESULTS

FLINT, MICHIGAN, January 18, 2007 --- Citizens Republic Bancorp (NASDAQ: CRBC) announced today net income of $0.7 million for the three months ended December 31, 2006, which includes restructuring and merger-related expenses associated with the Republic Bancorp Inc. merger. This represents a decrease of $20.3 million from the third quarter of 2006 net income of $21.0 million and a decrease of $18.2 million from the fourth quarter of 2005 net income of $18.9 million. Diluted net income per share was $0.02, a decrease from $0.49 for the third quarter of 2006 and a decrease from $0.44 for the same quarter of last year. Annualized returns on average assets and average equity during the fourth quarter of 2006 were 0.04% and 0.40%, respectively, compared with 1.08% and 12.63% for the third quarter of 2006 and 0.97% and 11.46% for the same quarter of 2005.

Net income for the year ended December 31, 2006 totaled $63.3 million or $1.47 per diluted share, which represents a decrease of $17.2 million or 21.3% in net income and a decrease of $0.38 or 20.5% per diluted share from the same period of 2005.

Citizens Banking Corporation’s (“Citizens”) merger with Republic Bancorp Inc. (“Republic”) to create Citizens Republic Bancorp (“Citizens Republic”) closed on December 29, 2006 and was accounted for as a purchase. As a result, December 31, 2006 ending balances incorporate all of Republic’s assets and liabilities at estimated fair market value. Due to the timing of the merger, average balances and income and expense amounts for the fourth quarter and the full year reflect only legacy Citizens results, including Citizens’ restructuring and merger-related expenses. All pre-merger financial data include only legacy Citizens performance and do not incorporate results of the former Republic.

“We are pleased to report solid results for the year given the challenges of the Midwest economy and the banking industry,” stated William R. Hartman, chief executive officer. “We made good progress with initiatives we implemented and grew loans, deposits, and fee income while reducing nonperforming loans in the legacy Citizens franchise during 2006. Our recently completed transformational merger with Republic will position us well to improve revenue growth and operating efficiency on a basis that is accretive to all shareholders,” continued Hartman.

“The combined management team of Citizens Republic is committed to growing customer relationships by continuing to provide great service across our expanded franchise and ensuring a smooth integration process by implementing the best practices of both companies,” commented Dana M. Cluckey, president and chief operating officer.

Key Merger Highlights in the Quarter:

The transaction is valued at $13.91 per Republic share and represents total consideration of $1.052 billion, based on Citizens’ average closing price of $27.03 for the ten trading day period ended December 28, 2006. The aggregate consideration consists of:

o	$154.9 million in cash;

o	$885.0 million in value from 32.7 million Citizens shares valued for accounting purposes at $27.03 per share; and

o	the exchange of Republic unvested restricted stock, and outstanding stock options and warrants for Citizens restricted stock and stock options valued for accounting purposes at $12.3 million.

In conjunction with the approval of the merger by the Federal Reserve Board of Governors on December 12, 2006, Citizens committed to divest seven Republic branches in the Flint, Michigan banking market, with approximately $210 million in deposits. On December 18, 2006, Citizens and Republic announced that they signed a definitive agreement to sell these branches to First Place Bank, a wholly owned subsidiary of First Place Financial Corp., based in Warren, Ohio. This transaction is expected to close in the second quarter of 2007.
Also on December 18, 2006, Citizens and Republic announced that due to their overlapping markets, eighteen branches will be consolidated as a result of the merger. The consolidation of these branches is scheduled to be completed in the second quarter of 2007.
In anticipation of the merger with Republic, Citizens completed a number of transactions during the fourth quarter of 2006:
o	On October 3, 2006, Citizens issued $150.0 million in enhanced trust preferred securities, the proceeds of which were used to finance the cash portion of the merger consideration and for general corporate purposes. Until the merger on December 29, 2006, these funds offset short-term borrowings, resulting in an incremental impact to net interest income for the fourth quarter of 2006 of $1.1 million.
o	Citizens securitized $214.7 million in fixed and adjustable rate mortgage loans, converting them into mortgage-backed securities that are accounted for as investment securities.
o	Citizens recorded an other than temporary impairment charge of $7.2 million as an investment security loss due to no longer having a positive intent to hold $317.3 million of its investment securities portfolio until recovery. This decision, along with other planned balance sheet restructuring strategies, will help Citizens Republic achieve market risk reduction objectives and improve earnings quality.
o	Citizens retired $50.0 million of putable Federal Home Loan Bank (“FHLB”) debt as a means of reducing funding costs and improving interest rate risk. This retirement resulted in a prepayment penalty of $1.8 million.
o	Citizens recorded $2.0 million in additional depreciation as a result of aligning the service life for previously acquired equipment with the current capitalization policy.
o	Citizens recorded a $1.1 million net curtailment loss as a result of “freezing” its defined benefit pension plans, preserving prior earned benefits, and replacing future accrual of benefits with additional benefits under the defined contribution plan.
o	Citizens incurred additional expenses of $1.4 million related to re-branding of marketing materials, branch merchandising costs, compensation, consulting, and other expenses.
As a result of the merger on December 29, 2006, Citizens recorded restructuring and merger-related expenses of $11.3 million and purchase accounting adjustments to reflect Republic’s assets and liabilities at their respective estimated fair market values.
At the announcement of the merger on June 27, 2006, Citizens Republic projected annual cost savings of $28.0 million, of which 70% were anticipated for 2007 and 100% for 2008 and thereafter. Through the integration process, the projected annual cost savings has increased to $31.0 million and will be phased-in according to the original expectations.

Other Key Performance Highlights in the Quarter:

  Total commercial loans for the fourth quarter of 2006 increased $1.9 billion over the third quarter of 2006 and increased $2.0 billion over the fourth quarter of 2005. Republic’s total commercial loans at December 31, 2006 were $1.7 billion. Citizens achieved the eighth consecutive quarter of growth in its legacy portfolios as a result of strong origination volume in the Wisconsin and Southeast Michigan markets and the Citizens Bank Business Finance unit.
  Citizens Bank Business Finance, Citizens’ asset-based lending unit which was formed in the second quarter of 2006, funded approximately $145.0 million during 2006.
  Net charge-offs increased $4.9 million from the third quarter of 2006 and increased $12.7 million from the fourth quarter of 2005. The large increase as compared with the fourth quarter of 2005 reflects the $9.1 million insurance recovery received in the fourth quarter of 2005. Gross charge-offs increased $4.5 million from the third quarter of 2006 but only increased $0.8 million from the fourth quarter of 2005 reflecting the seasonal patterns in consumer charge-offs as well as lower recoveries experienced this quarter.
  Nonperforming loans totaled $60.4 million, an increase of $28.1 million from September 30, 2006. The amount reflects a decrease in legacy Citizens nonperforming loans of $4.0 million and the addition of Republic’s nonperforming loans at December 31, 2006 of $32.1 million. Citizens Republic’s allowance for loan losses as a percent of portfolio loans was 1.87% at December 31, 2006 resulting in a ratio of 286.75% for the allowance for loan losses as a percent of nonperforming loans.

Balance Sheet
In the following discussion, all December 31, 2006 balance sheet amounts reflect post-merger Citizens Republic balances, including Republic’s balances reflected at estimated fair market value. Balance sheet amounts as of previous dates are from the legacy Citizens balance sheets.

Citizens Republic’s total assets at December 31, 2006 were $14.0 billion, an increase of $6.3 billion compared with September 30, 2006 and December 31, 2005. Total portfolio loans increased $3.5 billion over September 30, 2006 and $3.6 billion over December 31, 2005. At December 31, 2006, the fair value of Republic’s total assets and portfolio loans were $5.5 billion and $3.5 billion, respectively. Total portfolio loans increased primarily as a result of the Republic merger and strong total commercial originations, partially offset by declines in the direct consumer loan portfolio due to weak consumer demand in most of Citizens’ markets and the aforementioned securitization of residential mortgage loans. Total assets also increased by $764.2 million as a result of recording purchase accounting adjustments to goodwill and other intangible assets.

Investment securities at December 31, 2006 increased $1.5 billion over September 30, 2006 to $2.9 billion and increased $1.4 billion over December 31, 2005. In addition to the $1.3 billion impact related to Republic, the investment portfolio also reflects an increase of $214.7 million in mortgage-backed securities as Citizens converted fixed and adjustable rate mortgages from the residential mortgage portfolio into securities. Prior to the fourth quarter of 2006, total investment securities had been declining as a result of using portfolio cash flow to reduce short-term borrowings.

Loans held for sale at December 31, 2006 were $172.8 million, an increase of $161.2 million over September 30, 2006 and an increase of $156.6 million over December 31, 2005. This growth included $159.4 million from Republic, comprised of both commercial real estate and direct consumer loans, which were transferred from the loan portfolio, and residential mortgage loans awaiting sale in the secondary market. The commercial real estate loans were transferred to loans held for sale to reflect the alignment with Citizens’ lending philosophies. The consumer loans were transferred to loans held for sale as a result of the pending branch divestitures.

Total commercial loans at December 31, 2006 increased $1.9 billion over September 30, 2006 to $5.1 billion and increased $2.0 billion compared with December 31, 2005. In addition to the $1.7 billion from Republic, these increases were a result of new relationships in traditional Michigan and Wisconsin markets, solid originations from the asset-based lending unit, and continued strong growth in the Southeast Michigan market.

Residential mortgage loans at December 31, 2006 were $1.5 billion, an increase of $1.0 billion over September 30, 2006 and December 31, 2005. While Republic added $1.2 billion to the balance, Citizens’ legacy residential mortgage portfolio decreased as a result of the aforementioned securitization and transfer of mortgage loans to the investment securities portfolio.

Total consumer loans, which are comprised of direct and indirect loans, were $2.6 billion at December 31, 2006, an increase of $0.6 billion over September 30, 2006 and December 31, 2005. Direct consumer loans, which include direct installment, home equity, and other consumer loans, increased $0.6 billion over September 30, 2006 and December 31, 2005, primarily as a result of the addition of the Republic balances. Despite the increases in balances from the Republic merger, legacy Citizens’ balances continued to decline due to a decrease in historically strong activity where consumers repay their installment loans using home equity loans and due to weaker consumer demand in Citizens’ markets. Indirect consumer loans, which are primarily marine and recreational vehicle loans, decreased $18.9 million or 2.2% from September 30, 2006 as a result of an anticipated seasonal decline in consumers’ interest for indirect products and was essentially unchanged from December 31, 2005.

Goodwill at December 31, 2006 totaled $781.6 million, an increase of $727.1 million over September 30, 2006 and December 31, 2005. Other intangible assets, which primarily represent a premium on core deposits, totaled $46.1 million at December 31, 2006, an increase of $37.1 million over September 30, 2006 and an increase of $34.9 million over December 31, 2005. The increases were the result of accounting for the Republic merger as a purchase, where all assets and liabilities are recorded at their respective estimated fair market values as of December 29, 2006. The premium and discounts that resulted from the purchase accounting adjustments to financial instruments are accreted/amortized to income/expense over the estimated term of the respective assets and liabilities, similar to the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, Citizens Republic would expect that as these assets and liabilities mature, they could be generally replaced with instruments of similar yields.

Goodwill is calculated as the net of the transaction consideration of $1.052 billion plus acquisition costs of $22.0 million, less the estimated fair market value of Republic’s net assets acquired of $322.3 million and core deposit intangibles (after-tax) of $24.6 million.

Total deposits at December 31, 2006 increased $3.1 billion over September 30, 2006 to $8.7 billion and increased $3.2 billion over December 31, 2005. Core deposits, which exclude all time deposits, totaled $4.4 billion at December 31, 2006, an increase of $1.3 billion over September 30, 2006 and an increase of $1.1 billion over December 31, 2005, primarily as a result of $3.1 billion in Republic balances. While the legacy Citizens’ markets experienced slight growth during the fourth quarter of 2006, core deposit balances at December 31, 2006 were lower than December 31, 2005 as a result of clients migrating from lower cost savings and transaction accounts into time deposits with higher yields throughout the year. Time deposits totaled $4.3 billion at December 31, 2006, an increase of $1.7 billion over September 30, 2006 and an increase of $2.1 billion over December 31, 2005. When compared with September 30, 2006, the addition of $1.8 billion from Republic was partially offset by a decrease of $65.3 million in brokered certificates of deposit, which is one of many wholesale funding alternatives used by Citizens Republic. In addition to the impact of the Republic merger, the increase over December 31, 2005 included the result of clients migrating their funds from lower-cost deposits and some new client growth.

Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $3.6 billion at December 31, 2006, an increase of $2.2 billion over September 30, 2006 and an increase of $2.0 billion over December 31, 2005. In addition to $1.9 billion from Republic, the increases were the result of Citizens’ issuance of $150.0 million in enhanced trust preferred securities on October 3, 2006. The proceeds from the offering were used to finance the cash portion of the merger consideration and for general corporate purposes.

As a result of adopting Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R),” Citizens recorded an after-tax charge to other comprehensive income of $9.5 million.

Net Interest Margin and Net Interest Income
In the following discussion of net interest margin and net interest income, all amounts are legacy Citizens only due to the timing of the Republic merger.

Net interest margin was 3.67% for the fourth quarter of 2006 compared with 3.78% for the third quarter of 2006 and 3.95% for the fourth quarter of 2005. The decreases were due to funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, continued pricing pressure on loans, the continued effects of the interest rate environment, and the aforementioned issuance of $150.0 million of enhanced trust preferred securities, which accounted for six basis points of the decline, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. The decrease in net interest margin compared with the fourth quarter of 2005 was partially offset by the full quarter effect of the restructuring of the investment portfolio and the pay down of short-term borrowings during the fourth quarter of 2005. For the year ended December 31, 2006, net interest margin declined to 3.81% compared with 3.94% for the same period of 2005 as a result of the aforementioned factors.

Net interest income was $64.0 million in the fourth quarter of 2006 compared with $65.6 million in the third quarter of 2006 and $69.1 million in the fourth quarter of 2005. The decrease in net interest income compared with the third quarter of 2006 was driven by the decline in the net interest margin, partially offset by an increase in average earning assets of $36.2 million as growth in the commercial and commercial real estate portfolios was partially offset by declines in the investment securities, residential mortgage and consumer portfolios. The decrease in net interest income compared with the fourth quarter of 2005 resulted primarily from the decline in the net interest margin. Average earning assets decreased by $0.4 million from the fourth quarter of 2005 as declines in investment portfolio balances, loans held for sale, and residential mortgage and consumer loan portfolios, were substantially offset by growth in the commercial and commercial real estate loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 restructuring and maturing balances not being fully reinvested.

Net interest income for the full year 2006 totaled $263.1 million, compared with $275.7 million for 2005. The decrease was due to the lower net interest margin and a decrease in average earning assets of $78.4 million. The decline in average earning assets resulted from declines in the investment, loans held for sale and consumer loan portfolios, partially offset by growth in the commercial, commercial real estate, and residential mortgage loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 repositioning and maturing balances not being fully reinvested.

Credit Quality
In the following discussion, all December 31, 2006 balance sheet amounts reflect post-merger Citizens Republic balances, while all other amounts are legacy Citizens only.

Nonperforming assets totaled $103.4 million at December 31, 2006, an increase of $63.4 million over September 30, 2006. The increase reflects $66.3 million related to the Republic merger and a decrease of legacy Citizens’ nonperforming assets of $3.0 million or 7.5% from September 30, 2006. The legacy Citizens decrease from September 30, 2006 reflects reductions in the residential mortgage and total commercial nonperforming loans. Nonperforming assets at December 31, 2006 represented 1.12% of total loans plus other repossessed assets acquired compared with 0.69% at September 30, 2006 and 0.71% at December 31, 2005. For the legacy Citizens portfolios only, at December 31, 2006 nonperforming assets as a percent of total loans plus repossessed assets acquired were 0.65% . The decrease from the fourth quarter of 2005 included the effects of the second quarter 2006 sale of nonperforming commercial loans with aggregate balances of $4.5 million. For the legacy Citizens’ portfolios only, nonperforming commercial loan inflows increased to $7.9 million in the fourth quarter of 2006 compared with $7.5 million in the third quarter of 2006 and $10.6 million in the fourth quarter of 2005. Nonperforming commercial loan outflows were $10.2 million for the fourth quarter of 2006 compared with $5.0 million in the third quarter of 2006 and $13.8 million in the fourth quarter of 2005.

Net charge-offs increased to $7.6 million or 0.52% of average portfolio loans in the fourth quarter of 2006 compared with $2.7 million or 0.19% of average portfolio loans in the third quarter of 2006 and $(5.1) million or (0.36)% of average portfolio loans in the fourth quarter of 2005. The increase from the third quarter 2006 was the result of an anticipated seasonal increase in the indirect consumer charge-offs and increases in the real estate related portfolios (commercial, residential mortgage and home equity), reflecting deterioration within the real estate related portfolios, and lower recoveries. One commercial credit accounted for $1.0 million of the increase in commercial charge-offs. The increase from the fourth quarter of 2005 was due to higher net charge-offs in most loan portfolios and a $9.1 million insurance settlement received in the fourth quarter of 2005, which was accounted for as a loan loss recovery.

The provision for loan losses was $5.9 million in the fourth quarter of 2006 compared with $1.2 million in the third quarter of 2006 and $(7.3) million in the fourth quarter of 2005. The increase over the third quarter of 2006 was due to a slight movement in the risk position of the loan portfolio caused by an increase in watch loans, recognized loan deterioration in the real estate related portfolios, overall loan portfolio mix changes due to the aforementioned residential mortgage securitization, and Citizens’ proactive credit philosophy. The increase over the fourth quarter of 2005 provision reflected the aforementioned insurance settlement and a fourth quarter of 2005 reduction in the reserve of $1.5 million related to a previous mortgage recourse transaction as well as the aforementioned fourth quarter of 2006 risk changes. For the full year of 2006, the provision for loans losses totaled $11.3 million, an increase of $10.2 million over the same period of 2005. The increase was primarily the result of the aforementioned $9.1 million insurance settlement which was accounted for as a loan loss recovery in the fourth quarter of 2005 and the aforementioned fourth quarter of 2006 risk changes.

As a result of the net effect of higher loan portfolio balances as well as changes in net charge-offs and the provision for loan losses, the allowance for loan losses totaled $173.1 million or 1.87% of portfolio loans at December 31, 2006. The allowance included an acquired allowance of $61.7 million as a result of the Republic merger.

Noninterest Income
Due to the timing of the Republic merger, the following discussion of noninterest income reflects only legacy Citizens’ results.

Noninterest income for the fourth quarter of 2006 was $17.8 million, a decrease of $5.8 million or 24.5% from the third quarter of 2006 and an increase of $6.8 million or 62.1% over the fourth quarter of 2005. The decrease from the third quarter of 2006 was the result of a net loss on investment securities, partially offset by increases in trust fees as well as mortgage and other loan income. The increase from the fourth quarter of 2005 was the result of increases in service charges on deposit accounts, mortgage and other loan income, a $3.6 million charge in the fourth quarter of 2005 associated with the accounting treatment for swaps hedging brokered certificates of deposit (CDs), and a lower net loss on the sales of securities, partially offset by decreases in trust fees and other income. Citizens recorded an other than temporary impairment charge of $7.2 million (investment security loss) in the fourth quarter of 2006 as it no longer had a positive intent to hold $317.3 million of its investment portfolio to recovery in preparation for balance sheet restructuring associated with completing the Republic merger. In the fourth quarter of 2005, a net loss of $9.0 million was recorded on the sale of $322.4 million of securities as Citizens reduced investment portfolio duration, prepayment option risk, and reliance on wholesale borrowings.

For the full year of 2006, noninterest income totaled $90.6 million, an increase of $10.1 million or 12.6% over the same period of 2005. The increase was the result of higher service charges on deposit accounts, trust fees, bankcard fees, the aforementioned fourth quarter of 2005 fair value charge on brokered CDs, fully recognizing the deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006 and the aforementioned lower net losses on the sales of securities. The impact of these factors was partially offset by decreases in brokerage and investment fees, and ATM network user fees.

Service charges on deposit accounts for the fourth quarter of 2006 were $9.6 million, essentially unchanged from the third quarter of 2006 and an increase of $0.7 million or 7.6% over the fourth quarter of 2005. For the full year of 2006, service charges on deposit accounts totaled $37.7 million, an increase of $2.3 million or 6.5% over the same period of 2005. The increases were the result of revenue enhancement initiatives implemented in the first quarter of 2006.

Trust fees for the fourth quarter of 2006 were $4.8 million, an increase of $0.2 million or 4.0% over the third quarter of 2006 and a decrease of $0.2 million or 3.4% from the fourth quarter of 2005. The increase over the third quarter of 2006 was due to stronger financial markets. The decrease from the fourth quarter of 2005 was due to lower mutual fund fees and higher revenue in the fourth quarter of 2005 related to the implementation of strategies to improve pricing discipline. For the full year of 2006, trust fees totaled $19.5 million, an increase of $1.0 million or 5.5% over the same period of 2005. The increase was attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration were $2.7 billion at December 31, 2006, an increase of $0.1 billion over September 30, 2006 and an increase of $0.2 billion over December 31, 2005.

Mortgage and other loan income for the fourth quarter of 2006 was $2.9 million, an increase of $0.6 million or 27.4% over the third quarter of 2006 and an increase of $0.8 million or 37.6% over the fourth quarter of 2005. The increases were due to the mid-2006 alliance with PHH Mortgage, pursuant to which Citizens sells substantially all of its origination volume to PHH Mortgage. For the full year of 2006, mortgage and other loan income totaled $9.3 million, an increase of $0.3 million or 3.2% over the same period of 2005. The increase reflects the impact of the alliance with PHH Mortgage, partially offset by the impact of an unfavorable rate environment since the first quarter of 2005.

Brokerage and investment fees for the fourth quarter of 2006 were $1.9 million, essentially unchanged from the third quarter of 2006 and the fourth quarter of 2005. For the full year of 2006, brokerage and investment fees totaled $7.0 million, a decrease of $0.8 million or 10.4% from the same period of 2005. The decrease was the result of Citizens’ strategy implemented in the first quarter of 2006, which shifted a large portion of its brokerage fee production from reliance on referrals from the branch network and sales campaigns to its Investment Center financial consultants. This change supports Citizens’ strategy of growing low-cost deposits, as its financial consultants increased their focus on attracting funds from new sources outside of Citizens and the branch network continued to improve on providing an enhanced client experience. Over 90% of the brokerage and investment sales generated in 2006 came from external sources. While initially slow to transition, Citizens experienced strong performance from the financial consultants during the last two quarters of 2006.

For the fourth quarter of 2006, all other noninterest income categories, which include ATM network user fees, bankcard fees, fair value change in CD swap derivatives, other income, and investment securities gains (losses), totaled $(1.5) million, a decrease of $6.6 million from the third quarter of 2006 and an increase of $5.6 million over the fourth quarter of 2005. The decrease from the third quarter of 2006 was primarily the result of the aforementioned net loss on the sales of securities of $7.2 million. The increase over the fourth quarter of 2005 was primarily the result of the aforementioned $3.6 million charge on the fair value change in CD swap derivatives in the fourth quarter of 2005 and a lower net loss on sales of securities in the fourth quarter of 2006 than in the fourth quarter of 2005, partially offset by lower title insurance income as a result of closing Citizens’ title company during the third quarter of 2006 in conjunction with the PHH Mortgage alliance and losses on the sale of several former branch properties.

For the full year of 2006, all other noninterest income categories totaled $17.2 million, an increase of $7.3 million or 74.2% over the same period of 2005. The increase was primarily the result of the aforementioned $2.9 million gain on the sale of the former downtown Royal Oak, Michigan office, the aforementioned $3.6 million charge on the fair value change in CD swap derivatives in 2005, and the aforementioned net losses on sales of securities, partially offset by the effects of the aforementioned closing of the Citizens’ title company and by the effects of three items received in 2005: a performance-related penalty received from a third party vendor, a preference payment on Citizens’ membership interest in the PULSE ATM network, and income recognized in conjunction with a venture capital investment by the holding company.

Noninterest Expense
Due to the timing of the Republic merger, the following discussion of noninterest expense reflects only legacy Citizens’ results.

Noninterest expense for the fourth quarter of 2006 was $78.8 million, an increase of $19.4 million or 32.6% over the third quarter of 2006 and an increase of $17.9 million or 29.4% over the fourth quarter of 2005. The increase over the third quarter of 2006 was the result of higher salaries and employee benefits, professional services, equipment, advertising and public relations, restructuring and merger-related expenses, and other expense. The increase from the fourth quarter of 2005 was the result of higher salaries and employee benefits, equipment, other loan expenses, restructuring and merger-related expenses, and other expense, partially offset by decreases in professional services, as well as advertising and public relations. For the full year of 2006, noninterest expense totaled $259.8 million, an increase of $16.8 million or 6.9% from the same period of 2005 as increases in salaries and employee benefits, data processing services, telephone, restructuring and merger-related expenses and other expense were partially offset by decreases in professional services, advertising and public relations, as well as stationery and supplies. The fourth quarter of 2006 includes $11.3 million in restructuring and merger-related expenses associated with the Republic merger. Please see the “Merger Update” section below for further detail.

Salaries and employee benefits for the fourth quarter of 2006 were $34.9 million, an increase of $2.3 million or 7.1% over the third quarter of 2006 and an increase of $2.5 million or 7.7% over the fourth quarter of 2005. The increase over the third quarter of 2006 was the result of higher deferred compensation expense and incentive compensation as well as a $1.1 million curtailment charge as a result of changes to Citizens’ pension programs, partially offset by lower social security and 401(k) contributions as maximum contribution levels were met, lower dental, employee post-retirement benefit expenses, and workers compensation. The increase over the fourth quarter of 2005 was due to the aforementioned items from the fourth quarter of 2006: deferred compensation expense and pension curtailment as well as the fourth quarter of 2005 reduction to the post-retirement expense due to plan amendments. Salary costs included $0.1 million in severance for the fourth quarter of 2006, $0.3 million in the third quarter of 2006 and $0.7 million in the fourth quarter of 2005. Citizens Republic had 2,940 full-time equivalent employees at December 31, 2006. Citizens had 2,046 full-time equivalent employees at December 31, 2006, compared with 2,070 at September 30, 2006 and 2,123 at December 31, 2005.

For the full year of 2006, salaries and employee benefits totaled $132.4 million, essentially unchanged from the same period in 2005 as decreases in hospitalization, social security and workers compensation were substantially offset by increases in salary costs due to merit increases awarded in 2006, higher stock-based compensation resulting from a 2005 plan enhancement awarding primarily restricted stock to employees, as well as the aforementioned $1.1 million pension curtailment charge in the fourth quarter of 2006.

Professional services for the fourth quarter of 2006 increased $0.6 million or 17.0% over the third quarter of 2006 to $4.1 million and decreased $0.8 million or 15.7% from the fourth quarter of 2005. The increase over the third quarter of 2006 was the result of additional consulting expenses related to information technology functions filling open staffing positions for routine operations while existing staff focused on the merger and system integration planning activities. For the full year of 2006, professional services totaled $15.3 million, a decrease of $1.9 million or 11.2% from the same period of last year. The decreases were the result of several initiatives during late 2005 and early 2006 targeted at developing corporate strategies to produce enhanced profitability and revenue momentum, enhance overall corporate risk management and ensure regulatory compliance.

Equipment costs for the fourth quarter of 2006 totaled $5.0 million, an increase of $1.8 million over both the third quarter of 2006 and the fourth quarter of 2005. The increases were the result of $2.0 million in additional depreciation in the fourth quarter of 2006 as a result of aligning the service life of previously acquired equipment with the current capitalization policy. For the full year of 2006, equipment costs totaled $14.7 million, essentially unchanged from the same period in 2005.

Data processing fees for the fourth quarter of 2006 totaled $3.8 million, essentially unchanged from the third quarter of 2006 and the fourth quarter of 2005. For the full year of 2006, data processing fees totaled $15.0 million, an increase of $1.2 million or 8.6% over the same period of 2005. The increase was the result of implementing enhanced technology initiatives related to customer online banking functionality in the fourth quarter of 2005.

Advertising and public relations expense for the fourth quarter of 2006 increased $0.5 million or 40.5% over the third quarter of 2006 to $1.7 million and decreased $0.9 million or 33.8% from the fourth quarter of 2005. The increase over the third quarter of 2006 was the result of product campaigns initiated in the third quarter of 2006 as well as market research and customer communication related to the Republic merger. The decrease from the fourth quarter of 2005 was the result of several product campaigns focused on creating deposit generation during the fourth quarter of 2005, partially offset by the aforementioned market research and customer communication in the fourth quarter of 2006 related to the Republic merger. For the full year of 2006, advertising and public relations expense totaled $5.9 million, a decrease of $2.0 million or 25.1% from the same period of 2005. The decrease was the result of an overall reduction in the amount of market-specific advertising completed in 2006.

Telephone expense for the fourth quarter of 2006 totaled $1.5 million, an increase of $0.1 million or 9.5% over the third quarter of 2006 and an increase of $0.2 million or 14.5% over the fourth quarter of 2005. For the full year of 2006, telephone expense totaled $5.8 million, an increase of $0.3 million or 5.4% over the same period of 2005. The increases were the result of higher cell phone volume, higher usage charges as a result of the acquisition of the previous provider, and more audio conferences to bring the merger integration teams together.

Other loan expenses for the fourth quarter of 2006 totaled $1.4 million, essentially unchanged from the third quarter of 2006 and an increase of $0.7 million over the fourth quarter of 2005. The increase over the fourth quarter of 2005 was the result of higher other mortgage processing fees due to the alliance with PHH Mortgage, partially offset by lower expenses related to processing commercial loans. For the full year of 2006, other loan expenses totaled $4.4 million, an increase of $1.8 million or 67.5% over the same period of 2005. The increase was the result of the aforementioned alliance with PHH Mortgage and higher expenses related to processing commercial loans, partially offset by lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit.

Stationery and supplies decreased $0.1 million or 20.5% from the third quarter of 2006 to $0.5 million and decreased $0.3 million or 38.4% from the fourth quarter of 2005. For the full year of 2006, stationery and supplies totaled $2.5 million, a decrease of $0.6 million or 18.1% from the same period of 2005. The decreases were the result of utilizing an online procurement system that has improved expense management.

For the fourth quarter of 2006, all other noninterest expense categories, which include occupancy, postage and delivery, intangible asset amortization, restructuring and merger-related expenses, and other expenses, increased $14.2 million over the third quarter of 2006 to $25.9 million and increased $14.6 million over the fourth quarter of 2005. The increases were primarily the result of several fourth quarter of 2006 items: $1.8 million prepayment penalty on the retirement of FHLB debt, $11.3 million in restructuring and merger-related expenses (see “Merger Update” below for detail), and $1.2 million in non-credit related losses associated with litigation settlements and write-downs on several former branch locations, partially offset by lower occupancy and postage and delivery.

For the full year of 2006, all other noninterest expense categories totaled $63.8 million, an increase of $17.7 million or 38.3% over the same period of 2005. The increase was primarily the result of the restructuring and merger-related expense as well as the first quarter of 2006 $1.5 million contribution to Citizens’ charitable foundation; the second quarter of 2006 non-credit related losses from a third party vendor contract and write downs of tax-credit related investments in low income housing and community development projects; and the aforementioned fourth quarter of 2006 items: FHLB prepayment penalty, and non-credit related losses; and to a lesser extent higher expenses related to other real-estate owned, travel, and state taxes. These items were partially offset by a reduction in other expenses associated with the aforementioned closing of the Citizens’ title company during 2006 and a foreign corporation fee paid to the Wisconsin Department of Treasury as a result of merging the Michigan and Wisconsin bank charters in April 2005.

Income Tax Provision
Due to the timing of the Republic merger, the following discussion of income tax provision reflects only legacy Citizens’ results.

Income tax provision (benefit) for the fourth quarter of 2006 was ($3.6) million, a decrease of $11.3 million from the third quarter 2006 and a decrease of $11.2 million from the fourth quarter 2005. The decreases were due to lower pre-tax income in fourth quarter of 2006. For the full year of 2006, income tax expense totaled $19.3 million, a decrease of $12.3 million, or 38.8% compared with 2005. The decrease was due to lower pre-tax income for 2006 and a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset during the second quarter of 2005 as a result of the merger of the Michigan and Wisconsin bank charters. The effective tax rate for 2006 was 23.37% compared with 28.17% for 2005.

Merger Update
On June 27, 2006, Citizens and Republic announced merger plans to create the 45th largest bank holding company headquartered in the United States. As a result of other pending mergers within the industry, Citizens Republic is now projected to be the 42nd largest bank holding company. The strategic rationale for establishing the new Citizens Republic includes:

  Dramatically improves scale and footprint and should enhance franchise value and strategic options,
  Has the potential to create greater revenue synergy than most bank mergers due to the complimentary aspect of the two organizations,
  Creates meaningful cost reduction opportunities,
  Strengthens management and market teams,
  Will have manageable execution risk,
  Will be GAAP and cash accretive in 2007, and
  Should eliminate the need for continued costly de novo expansion in Southeast Michigan.

Citizens Republic provides a full complement of commercial, commercial real estate, SBA, cash management, wealth management, specialty lending products and services, comprehensive consumer products and services, residential mortgages, and indirect lending to its customers throughout the communities it serves. After the aforementioned branch divestitures and branch consolidations, Citizens Republic will have 245 offices and 287 ATMs in Michigan, Wisconsin, Ohio, Iowa, and Indiana, as well as enhanced call center and internet banking capabilities. The partnership increases the Southeast Michigan presence from 18 legacy Citizens locations to 32 locations after branch consolidations, adds fourteen branch locations in Cleveland and Akron, Ohio with $370.2 million in deposits, and places over 35% of Citizens Republic’s deposits in high-growth markets. The merger also makes Citizens Republic the seventh largest bank operating in Michigan with approximately 5% of the total deposits in Michigan.

Since the merger announcement on June 27, 2006, integration teams were formed and met on a regular basis to prepare for the post-merger integration. The teams have made numerous recommendations to the merger executive committee regarding strategic direction, process design, product and service design, revenue synergies, branding, new organization charts, cost synergies, and best practices; some of which have already been implemented. An update on some of the key opportunities include:

Annual cost savings are projected to be $31.0 million, an increase of $3.0 million over the original projection of $28.0 million identified on merger announcement date. Seventy percent of the cost savings are expected to be realized in 2007 and 100% in 2008 and thereafter.
As of the merger announcement date, restructuring and merger-related costs were projected to be $87.0 million. Based on recommendations from the merger integration teams and subsequently identifying $8.5 million as fair market value adjustments to be booked as part of purchase accounting, the projected costs have been reduced to $67.5 million. The components follow:
o	Citizens recorded $30.0 million in acquisition costs, $11.3 million in restructuring and merger-related expenses, and $2.4 million in additional expenses in the fourth quarter of 2006
o	Assumed liabilities from Republic were $10.3 million.
o	Citizens Republic expects to book an additional $13.5 million in restructuring and merger-related expenses and capital improvements during 2007.
As discussed on the merger announcement date, Citizens Republic is improving the interest rate risk and credit risk positions of the new company.
o	Citizens and Republic planned to sell approximately $1.0 billion in mortgage loans and securities, liquidate $1.0 billion in wholesale funding, and record $20.0 million in credit-related adjustments.

o	Several transactions to de-leverage the balance sheet were completed prior to December 29, 2006 in anticipation of the merger.
	▪	Republic sold $489.5 million of fixed rate mortgage loans, securitized $390.9 million of mortgages and transferred them to the investment portfolio, sold $210.9 million of investment securities, and retired $700.4 million of wholesale liabilities.
	▪	Citizens securitized $214.7 million in mortgages and transferred them to the investment portfolio
	▪	Citizens Republic expects to complete the remainder of the transactions in the first quarter of 2007.
o	Republic recorded certain credit-related adjustments in the fourth quarter of 2006 that resulted in an allowance for loan losses of $61.7 million. Additionally, $103.7 million of Republic commercial real estate loans were transferred to loans held for sale to reflect alignment with Citizens’ lending philosophies.
Additional actions are also planned to capture the significant revenue synergies created by joining the two organizations. These revenue synergies were not included in any pro forma analyses and also were not included in the GAAP and cash accretion calculation. A number of the processes, practices, products and services have already been implemented whereas many are dependent upon the conversion of systems which are planned to be completed by May 1, 2007.

First Quarter 2007 Expectations
As a matter of corporate policy, Citizens Republic does not provide quantitative guidance regarding its expected financial results or the underlying components. It has instead provided qualitative guidance on key components to aid investors and analysts. Due to the timing of the recent Republic merger and the limited legacy Republic financial data publicly available for the fourth quarter of 2006, Citizens Republic has determined, in accordance with its policy, that qualitative guidance alone for the first quarter of 2007 is unlikely to be useful. Therefore, Citizens Republic is providing the following quantitative financial guidance for the first quarter of 2007 only and intends to return to its policy of providing only qualitative guidance in future quarters.

  Net interest income will include the effects of the Republic merger, including purchase accounting effects and balance sheet restructuring, as well as the impact of continued deposit mix changes. Citizens Republic expects that the purchase accounting effects will fully offset the impact of the balance sheet restructuring and the funding cost of the cash component of the merger consideration. Citizens Republic anticipates that the first quarter of 2007 will result in a partial slowing of the previous trends in net interest income due to the balance sheet restructuring. However, the continuation of customers migrating funds from lower yielding deposit products into higher yielding deposit products will continue to result in further pressure on the net interest margin and net interest income. Therefore, Citizens Republic anticipates that net interest income will be in the range of $96.0 million to $98.0 million.
  Based on seasonal business trends and the overall risk in the loan portfolio, Citizens Republic anticipates net charge-offs and provision expense for the first quarter of 2007 will be lower than the fourth quarter of 2006. It is expected that both metrics will be similar to the combined third quarter of 2006 results for both banks due to the fair market value adjustment of certain loans transferred to loans held for sale. Therefore, Citizens Republic anticipates that net charge-offs will be in the range of $4.0 million to $6.0 million and provision expense will be in the range of $2.0 million to $4.0 million.
  Total noninterest income for the first quarter of 2007 will be higher than the fourth quarter of 2006 primarily due to incorporating noninterest income generated by the legacy Republic locations and the impairment charge in the fourth quarter of 2006. Citizens Republic anticipates that total noninterest income will be in the range of $30.0 million to $32.0 million depending on the degree of seasonal decreases in mortgage loan origination and the degree of seasonal decreases in service charges on deposit accounts historically experienced at the legacy Citizens.
  Total noninterest expense will include the effects of the Republic merger, including restructuring and merger- related costs and additional expenses that are related to merger activities but not treated as restructuring or merger-related expenses and is expected to be higher than the fourth quarter of 2006 primarily due to incorporating expenses associated with legacy Republic locations. Excluding the restructuring and merger- related costs and additional expenses related to merger activities, Citizens Republic anticipates that total noninterest expense will be in the range of $75.0 million to $77.0 million primarily due to lower salaries and employee benefits, partially offset by higher advertising and public relations, professional services, other loan expenses, and other losses.
  The effective income tax rate for the first quarter of 2007 will be higher than the fourth quarter of 2006 due to incorporating legacy Republic tax effects. Therefore, the effective tax rate is anticipated to be in the range of 28% to 29%.

  Citizens Republic anticipates that the diluted net income per share before restructuring and merger-related expenses will be in the range of $0.46 to $0.49.

Other News
Citizens Republic CEO to Open NASDAQ Stock Market
On January 24, 2007, William R. Hartman, chief executive officer, will open the NASDAQ Stock Market to commemorate the recent merger with Republic Bancorp Inc. This event will be broadcast live at www.nasdaq.com beginning at 9:15am EST. To view the event, please access the site at least fifteen minutes in advance to download and install any necessary software.

Stock Repurchase Program
In anticipation of the merger with Republic, Citizens did not repurchase any shares of its stock during the fourth quarter of 2006 under the stock repurchase program. As of December 31, 2006, there were 1,906,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.

Dividend Announcement
The Board of Directors of Citizens Republic Bancorp declared a cash dividend of $0.29 per share of common stock. The dividend is payable on February 8, 2007, to shareholders of record on February 1, 2007.

Analyst Conference Call
William R. Hartman, CEO, Dana M. Cluckey, COO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, Martin E. Grunst, treasurer, and Thomas F. Menacher, integration manager will review the quarter’s results in a conference call for analysts and investors beginning at 10:00am EDT on Friday, January 19, 2007.

A live audio webcast is available at www.citizensonline.com through the Investor Relations page or by calling (800)-896-8445 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time: (800)-896-8445.

The call will be archived for 90 days at www.citizensonline.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until January 26, 2007. To listen to the replay, please dial (888) 219-1269.

Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and Republic Bank and in Iowa as F&M Bank, with a total of 270 offices and 287 ATMs. Citizens Republic Bancorp is the second-largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic is the 42nd largest bank holding company headquartered in the United States, with $14.0 billion in total assets. More information about Citizens Republic Bancorp is available at www.citizensonline.com.

Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.

Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens Republic’s loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens Republic’s interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens Republic’s potential inability to continue to attract core deposits; Citizens Republic’s potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens Republic from time to time; Citizens Republic’s potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens Republic’s products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens Republic’s business continuity plans or data security systems; the potential failure of Citizens Republic’s external vendors to fulfill their contractual obligations to Citizens Republic; Citizens Republic’s potential inability to integrate acquired operations, including those associated with the merger with Republic; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens Republic’s controls and procedures; Citizens Republic’s success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens Republic’s results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens Republic believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens Republic does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

####

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries
	December 31,	September 30,	December 31,
(in thousands)	2006	2006	2005

Assets
Cash and due from banks	$ 223,747	$ 151,591	$ 194,748
Interest-bearing deposits with banks	203	165	380
Investment Securities:
Available-for-sale (amortized cost $2,836,864, $1,381,225 and $1,501,819, respectively)
U.S. Treasury and federal agency securities	1,864,835	1,002,893	1,122,306
State and municipal securities	575,907	367,721	378,235
Other securities	398,714	8,626	1,456
Held-to-maturity:
State and municipal securities (fair value of $110,283, $104,397 and $82,364, respectively)	109,744	102,667	82,431

Total investment securities	2,949,200	1,481,907	1,584,428
FHLB and Federal Reserve stock	132,895	58,193	55,911
Portfolio loans:
Commercial	2,004,894	1,788,922	1,688,079
Commercial real estate	3,124,632	1,468,952	1,402,128

Total commercial	5,129,526	3,257,874	3,090,207
Residential mortgage loans	1,543,533	545,171	539,824
Direct consumer	1,721,410	1,090,757	1,142,002
Indirect consumer	840,632	859,573	844,086

Total portfolio loans	9,235,101	5,753,375	5,616,119
Less: Allowance for loan losses	(173,123)	(113,076)	(116,400)

Net portfolio loans	9,061,978	5,640,299	5,499,719
Loans held for sale	172,842	11,689	16,252
Premises and equipment	139,490	117,821	121,730
Goodwill	781,635	54,527	54,527
Other intangible assets	46,071	8,959	11,133
Bank owned life insurance	206,851	86,580	84,435
Other assets	293,439	136,839	128,620

Total assets	$ 14,008,351	$ 7,748,570	$ 7,751,883

Liabilities
Noninterest-bearing deposits	$ 1,223,113	$ 893,320	$ 969,074
Interest-bearing demand deposits	923,848	739,895	891,313
Savings deposits	2,280,496	1,467,622	1,437,024
Time deposits	4,270,604	2,524,509	2,176,428

Total deposits	8,698,061	5,625,346	5,473,839
Federal funds purchased and securities sold
under agreements to repurchase	922,328	342,736	505,879
Other short-term borrowings	16,551	13,298	23,242
Other liabilities	169,022	73,752	86,351
Long-term debt	2,644,703	1,019,131	1,006,109

Total liabilities	12,450,665	7,074,263	7,095,420
Shareholders' Equity
Preferred stock - no par value	---	---	---
Common stock - no par value	980,772	79,730	85,526
Retained earnings	584,289	596,040	570,483
Accumulated other comprehensive income	(7,375)	(1,463)	454

Total shareholders' equity	1,557,686	674,307	656,463

Total liabilities and shareholders' equity	$ 14,008,351	$ 7,748,570	$ 7,751,883

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2006	2005	2006	2005

Interest Income
Interest and fees on loans	$ 105,054	$ 92,607	$ 399,469	$ 343,890
Interest and dividends on investment securities:
Taxable	11,683	13,373	48,950	55,382
Tax-exempt	5,259	5,336	21,113	20,789
Dividends on FHLB and Federal Reserve stock	720	629	2,701	3,132
Money market investments	85	13	119	56

Total interest income	122,801	111,958	472,352	423,249

Interest Expense
Deposits	40,831	26,102	147,132	85,154
Short-term borrowings	3,290	7,081	16,017	25,929
Long-term debt	14,670	9,680	46,083	36,417

Total interest expense	58,791	42,863	209,232	147,500

Net Interest Income	64,010	69,095	263,120	275,749
Provision for loan losses	5,936	(7,287)	11,265	1,109

Net interest income after provision for loan losses	58,074	76,382	251,855	274,640

Noninterest Income
Service charges on deposit accounts	9,639	8,957	37,709	35,409
Trust fees	4,818	4,989	19,465	18,445
Mortgage and other loan income	2,887	2,099	9,270	8,983
Brokerage and investment fees	1,892	1,946	6,995	7,803
ATM network user fees	1,018	1,065	4,011	4,355
Bankcard fees	1,168	1,027	4,567	3,804
Fair value change in CD swap derivatives	---	(3,604)	(207)	(3,604)
Other	2,936	3,451	15,346	14,240

Total fees and other income	24,358	19,930	97,156	89,435
Investment securities gains (losses)	(6,590)	(8,970)	(6,529)	(8,927)

Total noninterest income	17,768	10,960	90,627	80,508
Noninterest Expense
Salaries and employee benefits	34,885	32,391	132,400	132,153
Occupancy	5,451	5,631	22,288	22,131
Professional services	4,077	4,837	15,344	17,279
Equipment	5,033	3,263	14,691	14,634
Data processing services	3,757	3,744	14,989	13,800
Advertising and public relations	1,702	2,570	5,881	7,853
Postage and delivery	1,445	1,591	6,095	6,213
Telephone	1,527	1,333	5,777	5,481
Other loan expenses	1,406	686	4,446	2,655
Stationery and supplies	519	844	2,530	3,091
Intangible asset amortization	725	725	2,899	2,899
Restructuring and merger-related expenses	11,324	---	11,324	---
Other	6,937	3,286	21,163	14,853

Total noninterest expense	78,788	60,901	259,827	243,042

Income (Loss) Before Income Taxes	(2,946)	26,441	82,655	112,106
Income tax provision (benefit)	(3,638)	7,553	19,319	31,581

Net Income	$ 692	$ 18,888	$ 63,336	$ 80,525

Net Income Per Common Share:
Basic	$ 0.02	$ 0.44	$ 1.48	$ 1.87
Diluted	0.02	0.44	1.47	1.85
Cash Dividends Declared Per Common Share	0.290	0.285	1.155	1.140
Average Common Shares Outstanding:
Basic	43,670	42,903	42,913	43,096
Diluted	43,867	43,131	43,065	43,412

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries
	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005

Summary of Operations (thousands)
Interest income	$ 122,801	$ 120,744	$ 116,416	$ 112,391	$ 111,958
Interest expense	58,791	55,099	50,426	44,916	42,863
Net interest income	64,010	65,645	65,990	67,475	69,095
Provision for loan losses (1)	5,936	1,190	1,139	3,000	(7,287)
Net interest income after provision for loan losses	58,074	64,455	64,851	64,475	76,382
Total fees and other income (2)	24,358	23,544	23,691	25,563	19,930
Investment securities gains (losses) (3)	(6,590)	---	54	7	(8,970)
Noninterest expense (4)	78,788	59,402	60,065	61,572	60,901
Income tax provision (benefit)	(3,638)	7,616	7,624	7,717	7,553
Net income	692	20,981	20,907	20,756	18,888
Taxable equivalent adjustment	3,505	3,413	3,383	3,416	3,432

At Period End (millions)
Assets	$ 14,008	$ 7,749	$ 7,814	$ 7,663	$ 7,752
Portfolio loans	9,235	5,753	5,728	5,592	5,616
Deposits	8,698	5,625	5,685	5,524	5,474
Shareholders' equity	1,558	674	650	652	656

Average Balances (millions)
Assets	$ 7,775	$ 7,724	$ 7,671	$ 7,654	$ 7,754
Portfolio loans	5,762	5,694	5,610	5,561	5,575
Deposits	5,597	5,680	5,560	5,513	5,305
Shareholders' equity	683	659	647	655	654
Shareholders' equity / assets	8.79%	8.53%	8.44%	8.55%	8.43%

Credit Quality Statistics (thousands)
Nonaccrual loans	$ 59,229	$ 31,564	$ 26,001	$ 27,689	$ 32,140
Loans 90 or more days past due and still accruing	767	303	887	547	238
Restructured loans	378	391	406	1,844	---

Total nonperforming portfolio loans	60,374	32,258	27,294	30,080	32,378
Nonperforming held for sale	22,846	-	-	-	-
Other repossessed assets acquired (ORAA)	20,165	7,767	7,472	6,397	7,351

Total nonperforming assets	$ 103,385	$ 40,025	$ 34,766	$ 36,477	$ 39,729

Allowance for loan losses	$ 173,123	$ 113,076	$ 114,560	$ 115,423	$ 116,400
Allowance for loan losses as a percent of portfolio loans	1.87%	1.97%	2.00%	2.06%	2.07%
Allowance for loan losses as a percent of nonperforming assets	167.45	282.51	329.52	316.43	292.98
Allowance for loan losses as a percent of nonperforming loans	286.75	350.54	419.73	383.72	359.50
Nonperforming assets as a percent of portfolio loans plus ORAA	1.12	0.69	0.61	0.65	0.71
Nonperforming assets as a percent of total assets	0.74	0.52	0.44	0.48	0.51
Net loans charged off as a percent of average portfolio loans (annualized)	0.52	0.19	0.14	0.29	(0.36)
Net loans charged off (000)	$ 7,611	$ 2,674	$ 2,002	$ 3,977	$ (5,061)

Per Common Share Data
Net Income:
Basic	$ 0.02	$ 0.49	$ 0.49	$ 0.49	$ 0.44
Diluted	0.02	0.49	0.49	0.48	0.44
Dividends	0.290	0.290	0.290	0.285	0.285
Market Value:
High	$ 28.06	$ 27.04	$ 27.60	$ 28.66	$ 30.22
Low	24.50	23.25	23.71	25.62	26.67
Close	26.50	26.26	24.41	26.85	27.75
Book value	20.58	15.72	15.15	15.23	15.28
Shares outstanding, end of period (000)	75,676	42,904	42,887	42,770	42,968

Performance Ratios (annualized)
Net interest margin (FTE) (5)	3.67%	3.78%	3.84%	3.97%	3.95%
Return on average assets	0.04	1.08	1.09	1.10	0.97
Return on average shareholders' equity	0.40	12.63	12.96	12.86	11.46
Efficiency ratio (6)	73.43	64.15	64.54	63.84	65.87

(1)	The provision for loan losses and note loans charged off during the fourth quarter of 2005 reflect an insurance settlement of $9.1 million accounted for as a loan loss recovery.
(2)	Total fees and other income includes a cumulative charge of $3.6 million on swaps related to brokered certificates during the fourth quarter of 2005.
(3)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger and a net loss of $9.0 million on the sale of securities as a result of restructuring the investment portfolio during the fourth quarter of 2005.
(4)	Noninterest expense includes restructuring and merger-related expenses of $11.3 million related to the Republic merger.
(5)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.
(6)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income). The fourth quarter of 2006 excludes restructuring and merger-related expenses of $11.3 million related to the Republic merger. The Efficiency Ratio for the fouth quarter of 2006 would equal 85.76% if these items were included in the calculation.

Financial Summary and Comparison	Twelve months ended
Citizens Republic Bancorp and Subsidiaries	December 31,
	2006	2005	% Change

Summary of Operations (thousands)
Interest income	$ 472,352	$ 423,249	11.6%
Interest expense	209,232	147,500	41.9
Net interest income	263,120	275,749	(4.6)
Provision for loan losses (1)	11,265	1,109	915.8
Net interest income after provision for loan losses	251,855	274,640	(8.3)
Total fees and other income (2)	97,156	89,435	8.6
Investment securities gains (losses) (3)	(6,529)	(8,927)	(26.9)
Noninterest expense (4)	259,827	243,042	6.9
Income tax provision	19,319	31,581	(38.8)
Net income	63,336	80,525	(21.3)

At Period End (millions)
Assets	$ 14,008	$ 7,752	80.7%
Portfolio loans	9,235	5,616	64.4
Deposits	8,698	5,474	58.9
Shareholders' equity	1,558	656	137.3

Average Balances (millions)
Assets	$ 7,706	$ 7,778	(0.9) %
Portfolio loans	5,657	5,493	3.0
Deposits	5,588	5,286	5.7
Shareholders' equity	661	653	1.2
Shareholders' equity / assets	8.58%	8.40%	2.1

Per Common Share Data
Net Income:
Basic	$ 1.48	$ 1.87	(20.9) %
Diluted	1.47	1.85	(20.5)
Dividends	1.155	1.140	1.3

Market Value:
High	$ 28.66	$ 34.81	(17.7)
Low	23.25	26.35	(11.8)
Close	26.50	27.75	(4.5)
Book value	20.58	15.28	34.7
Tangible book value	9.65	13.75	(29.8)
Shares outstanding, end of period (000)	75,676	42,968	76.1

Performance Ratios (annualized)
Net interest margin (FTE) (5)	3.81%	3.94%	(3.3) %
Return on average assets	0.82	1.04	(21.2)
Return on average shareholders' equity	9.58	12.33	(22.3)
Net loans charged off as a percent of average portfolio loans	0.29	0.13	123.1

(1)	The provision for loan losses and note loans charged off during the fourth quarter of 2005 reflect an insurance settlement of $9.1 million accounted for as a loan loss recovery.
(2)	Total fees and other income includes a cumulative charge of $3.6 million on swaps related to brokered certificates during the fourth quarter of 2005.
(3)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger and a net loss of $9.0 million on the sale of securities as a result of restructuring the investment portfolio during the fourth quarter of 2005.
(4)	Noninterest expense includes restructuring and merger-related expenses of $11.3 million related to the Republic merger.
(5)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13.7 million and $13.4 million for the twelve months ended December 31, 2006 and 2005, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries
			Three Months Ended

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2006	2006	2006	2006	2005

NONINTEREST INCOME:
Service charges on deposit accounts	$ 9,639	$ 9,674	$ 9,521	$ 8,875	$ 8,957
Trust fees	4,818	4,633	4,972	5,042	4,989
Mortgage and other loan income	2,887	2,267	2,106	2,010	2,099
Brokerage and investment fees	1,892	1,885	1,703	1,515	1,946
ATM network user fees	1,018	988	1,018	987	1,065
Bankcard fees	1,168	1,213	1,129	1,057	1,027
Fair value change in CD swap derivatives	---	---	---	(207)	(3,604)
Other income	2,936	2,884	3,242	6,284	3,451

Total fees and other income	24,358	23,544	23,691	25,563	19,930
Investment securities gains (losses)	(6,590)	---	54	7	(8,970)

TOTAL NONINTEREST INCOME	$ 17,768	$ 23,544	$ 23,745	$ 25,570	$ 10,960

NONINTEREST EXPENSE:
Salaries and employee benefits	$ 34,885	$ 32,569	$ 32,690	$ 32,256	$ 32,391
Occupancy	5,451	5,604	5,291	5,942	5,631
Professional services	4,077	3,486	3,703	4,078	4,837
Equipment	5,033	3,191	3,301	3,166	3,263
Data processing services	3,757	3,779	3,714	3,739	3,744
Advertising and public relations	1,702	1,211	934	2,034	2,570
Postage and delivery	1,445	1,559	1,629	1,462	1,591
Telephone	1,527	1,394	1,392	1,464	1,333
Other loan expenses	1,406	1,407	1,217	416	686
Stationery and supplies	519	653	631	727	844
Intangible asset amortization	725	725	724	725	725
Restructuring and merger-related expenses	11,324	---	---	---	---
Other expense (1)	6,937	3,824	4,839	5,563	3,286

TOTAL NONINTEREST EXPENSE	$ 78,788	$ 59,402	$ 60,065	$ 61,572	$ 60,901

(1) The quarter ended March 31, 2006 includes the $1.5 million contribution to Citizens charitable foundation.

Average Balances, Yields and Rates
	Three Months Ended

	December 31, 2006		September 30, 2006		December 31, 2005

	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$ 6,303	5.35	2,048	4.08	1,688	3.09
Investment securities (3) :
Taxable	1,023,619	4.57	1,059,177	4.52	1,216,500	4.40
Tax-exempt	452,707	7.15	449,364	7.23	436,445	7.52
FHLB and Federal Reserve stock	58,081	4.96	56,782	4.32	55,230	4.56
Portfolio loans (4) :
Commercial	1,814,997	7.54	1,740,592	7.54	1,636,024	6.70
Commercial real estate	1,490,004	7.37	1,458,104	7.26	1,389,810	6.62
Residential mortgage loans	530,860	6.02	545,907	5.75	534,840	5.64
Direct consumer	1,075,903	7.74	1,093,724	7.69	1,158,271	6.89
Indirect consumer	850,430	6.72	855,229	6.66	855,945	6.62

Total portfolio loans	5,762,194	7.27	5,693,556	7.20	5,574,890	6.61
Loans held for sale	10,997	5.84	16,743	6.04	29,545	5.48

Total earning assets	7,313,901	6.87	7,277,670	6.78	7,314,298	6.27

Nonearning Assets
Cash and due from banks	149,141		165,403		165,562
Bank premises and equipment	117,093		119,246		121,197
Investment security fair value adjustment	(2,408)		(12,203)		(3,159)
Other nonearning assets	310,240		288,493		274,197
Allowance for loan losses	(112,767)		(114,302)		(118,215)

Total assets	$ 7,775,200		$ 7,724,307		$ 7,753,880

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$ 721,143	0.66	$ 753,412	0.64	$ 904,447	0.64
Savings deposits	1,480,628	2.87	1,511,956	2.81	1,414,788	1.84
Time deposits	2,471,464	4.65	2,489,653	4.47	2,036,321	3.52
Short-term borrowings	298,942	4.37	321,140	4.44	740,423	3.79
Long-term debt	1,111,134	5.24	980,584	4.66	957,596	4.02

Total interest-bearing liabilities	6,083,311	3.84	6,056,745	3.61	6,053,575	2.81

Noninterest-Bearing Liabilities and Shareholders' Equity

Noninterest-bearing demand	923,327		925,004		949,795
Other liabilities	85,414		83,749		96,857
Shareholders' equity	683,148		658,809		653,653

Total liabilities and shareholders' equity	$ 7,775,200		$ 7,724,307		$ 7,753,880

Interest Spread		3.03%		3.17%		3.46%
Contribution of noninterest bearing sources of funds		0.64		0.61		0.49
Net Interest Income as a Percent of Earning Assets		3.67%		3.78%		3.95%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.
(2)	Certain amounts have been reclassified to conform with current year presentation.
(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates
	Twelve Months Ended December 31,

	2006		2005

	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	2,862	4.17	2,348	2.38
Investment securities (3) :
Taxable	1,077,475	4.54	1,321,154	4.19
Tax-exempt	449,068	7.23	426,811	7.49
FHLB and Federal Reserve stock	56,700	4.76	59,714	5.25
Portfolio loans (4) :
Commercial	1,727,232	7.35	1,628,625	6.15
Commercial real estate	1,447,789	7.16	1,338,870	6.36
Residential mortgage loans	540,737	5.80	513,385	5.57
Direct consumer	1,099,110	7.53	1,171,567	6.38
Indirect consumer	842,608	6.65	840,833	6.59

Total portfolio loans	5,657,476	7.09	5,493,280	6.27
Loans held for sale	16,378	5.77	35,061	5.42

Total earning assets	7,259,959	6.70	7,338,368	5.95
Nonearning Assets
Cash and due from banks	159,501		158,826
Bank premises and equipment	119,572		121,277
Investment security fair value adjustment	(9,116)		9,801
Other nonearning assets	291,162		269,471
Allowance for loan losses	(114,613)		(119,925)

Total assets	$ 7,706,465		$ 7,777,818

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$ 779,803	0.65	$ 1,035,579	0.67
Savings deposits	1,478,492	2.63	1,505,604	1.47
Time deposits	2,408,092	4.29	1,814,154	3.09
Short-term borrowings	374,088	4.28	812,642	3.19
Long-term debt	998,174	4.62	938,478	3.88

Total interest-bearing liabilities	6,038,649	3.46	6,106,457	2.42

Noninterest-Bearing Liabilities and Shareholders' Equity
Noninterest-bearing demand	921,580		931,053
Other liabilities	85,240		87,304
Shareholders' equity	660,996		653,004

Total liabilities and shareholders' equity	$ 7,706,465		$ 7,777,818

Interest Spread		3.24%		3.53%
Contribution of noninterest bearing sources of funds		0.57		0.41
Net Interest Income as a Percent of Earning Assets		3.81%		3.94%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.
(2)	Certain amounts have been reclassified to conform with current year presentation.
(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries
	Three Months Ended

	Dec 31 (2)	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2006	2006	2006	2006	2005

Commercial(1)
Commercial	$ 7,816	$ 8,440	$ 8,795	$ 10,594	$ 11,880
Commercial real estate	16,145	7,835	4,956	5,219	5,068

Total commercial	23,961	16,275	13,751	15,813	16,948
Consumer:
Direct	6,030	3,972	3,167	3,911	4,326
Indirect	810	781	904	569	2,454
Residential mortgage	28,428	10,536	8,179	7,396	8,412
Loans 90 days or more past due and still accruing	767	303	887	547	238
Restructured loans (1)	378	391	406	1,844	---

Total Nonperforming Portfolio Loans	60,374	32,258	27,294	30,080	32,378
Nonperforming held for sale	22,846	---	---	---	---
Other Repossessed Assets Acquired	20,165	7,767	7,472	6,397	7,351

Total Nonperforming Assets	$ 103,385	$ 40,025	$ 34,766	$ 36,477	$ 39,729

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):
Inflows from acquired bank	$ 10.0	$ ---	$ ---	$ ---	$ ---
Inflows	7.9	7.5	10.4	9.8	10.6
Outflows	(10.2)	(5.0)	(13.9)	(9.1)	(13.8)

Net change	$ 7.7	$ 2.5	$ (3.5)	$ 0.7	$ (3.2)

(2) December 31, 2006 amounts include the following nonperforming asset balances acquired in the Republic Bancorp acquisition: Commercial $356, commercial real estate $9,679, direct consumer $2,642, indirect consumer $72, residential mortgage $19,338, loans 90 days or more past due $0, restructured loans $0, nonperforming held for sale $21,646, and other repossessed assets acquired $12,613.

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries
	Three Months Ended

	Dec 31 (2)	Sep 30	Jun 30	Mar 31	Dec 31
(in thousands)	2006	2006	2006	2006	2005

Allowance for loan losses - beginning of period	$ 113,076	$ 114,560	$ 115,423	$ 116,400	$ 118,626

Provision for loan losses	5,936	1,190	1,139	3,000	(7,287)
Charge-offs:
Commercial	2,098	597	854	921	2,068
Commercial real estate	1,017	585	606	616	912

Total commercial	3,115	1,182	1,460	1,537	2,980
Residential mortgage	885	252	305	198	519
Direct consumer	1,955	983	1,216	1,669	1,382
Indirect consumer	2,818	1,840	1,575	2,829	3,075

Total charge-offs	8,773	4,257	4,556	6,233	7,956

Recoveries:
Commercial	304	543	1,001	1,175	11,914
Commercial real estate	33	50	485	79	28

Total commercial	337	593	1,486	1,254	11,942
Residential mortgage	29	22	48	55	37
Direct consumer	287	485	332	285	329
Indirect consumer	509	483	688	662	709

Total recoveries	1,162	1,583	2,554	2,256	13,017

Net charge-offs	7,611	2,674	2,002	3,977	(5,061)

Allowance of acquired bank	61,722	---	---	---	---

Allowance for loan losses - end of period	$ 173,123	$ 113,076	$ 114,560	$ 115,423	$ 116,400

Reserve for loan commitments - end of period (1)	$ 6,119	$ 2,976	$ 2,937	$ 2,684	$ 3,023

(1) December 31, 2006 reserve for loan commitments includes $3,078 acquired in Republic Bancorp acquisition.

		Three Months Ended December 31, 2006						Twelve Months Ended December 31, 2006

		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
(in thousands)	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total

Charge-offs:
Michigan	$ 1,554	$ 114	$ 885	$ 1,402	$ 2,818	$ 6,773	$ 3,340	$ 1,408	$ 1,541	$ 4,579	$ 9,062	$ 19,930
Wisconsin	544	903	---	425	---	1,872	1,122	1,416	98	1,013	---	3,649
Iowa	---	---	---	128	---	128	8	---	1	231	---	240

Total charge-offs	2,098	1,017	885	1,955	2,818	8,773	4,470	2,824	1,640	5,823	9,062	23,819

Recoveries:
Michigan	238	33	29	260	509	1,069	1,606	502	142	1,143	2,342	5,735
Wisconsin	62	---	---	24	---	86	1,402	136	8	215	---	1,761
Iowa	4	---	---	3	---	7	15	9	4	31	---	59

Total recoveries	304	33	29	287	509	1,162	3,023	647	154	1,389	2,342	7,555

Net charge-offs	$ 1,794	$ 984	$ 856	$ 1,668	$ 2,309	$ 7,611	$ 1,447	$ 2,177	$ 1,486	$ 4,434	$ 6,720	$ 16,264